Exhibit 99.1
PNC Reports Full Year 2023 Net Income of $5.6 Billion,
$12.79 Diluted EPS or $14.10 as Adjusted
Fourth quarter 2023 net income was $0.9 billion, $1.85 diluted EPS or $3.16 as adjusted Grew revenue; increased average loans and deposits
PITTSBURGH, Jan. 16, 2024 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported:

	For the quarter		For the year
In millions, except per share data and as noted	4Q23	3Q23	2023	2022	Fourth Quarter Highlights
					▪
Financial Results					Comparisons reflect 4Q23 vs. 3Q23
Revenue	$5,361	$5,233	$21,490	$21,120
Income Statement
▪Revenue increased 2% due to strong noninterest income growth
▪Core noninterest expense increased 5% primarily reflecting higher business activity
–Core noninterest expense excludes $515 million related to the FDIC special assessment and $150 million of workforce reduction charges
▪Provision for credit losses of $232 million
Balance Sheet
▪Average loans increased 2%
▪Average deposits grew modestly
▪ACL to total loans of 1.7% was stable
▪Net loan charge-offs were $200 million, or 0.24% annualized to average loans
▪AOCI improved $2.6 billion to negative $7.7 billion, reflecting favorable interest rate movements
▪TBV increased to $85.08
▪CET1 capital ratio of 9.9%
–Repurchased $0.1 billion of common shares

Noninterest expense (NIE)	4,074	3,245	14,012	13,170
Non-core NIE adjustments	665	—	665	—
Core NIE (non-GAAP)	3,409	3,245	13,347	13,170
Pretax, pre-provision earnings - as adjusted (non-GAAP)	1,952	1,988	8,143	7,950
Provision for credit losses	232	129	742	477
Net income	883	1,570	5,647	6,113

Per Common Share
Diluted earnings	$1.85	$3.60	$12.79	$13.85
Impact from non-core NIE adjustments	1.31	—	1.31	—
Diluted earnings - as adjusted (non-GAAP)	3.16	3.60	14.10	13.85
Average diluted common shares outstanding	401	400	401	412
Book value	112.72	105.98	112.72	99.93
Tangible book value (TBV) (non-GAAP)	85.08	78.16	85.08	72.12

Balance Sheet & Credit Quality
Average loans In billions	$324.6	$319.5	$323.5	$307.7
Average deposits In billions	423.9	422.5	427.1	443.4
Accumulated other comprehensive income (loss) (AOCI) In billions	(7.7)	(10.3)	(7.7)	(10.2)
Net loan charge-offs	200	121	710	563
Allowance for credit losses (ACL) to total loans	1.70%	1.70%	1.70%	1.67%

Selected Ratios
Return on average common shareholders' equity	6.93%	13.65%	12.35%	13.52%
Return on average assets	0.62	1.12	1.01	1.11
Net interest margin (NIM) (non-GAAP)	2.66	2.71	2.76	2.65
Noninterest income to total revenue	37	35	35	38
Efficiency	76	62	65	62
Efficiency - as adjusted (non-GAAP)	64	62	62	62
Common equity Tier 1 (CET1) capital ratio	9.9	9.8	9.9	9.1
Core NIE is a non-GAAP measure calculated by excluding non-core NIE adjustments from noninterest expense. Non-core NIE adjustments include the pre-tax impact of the FDIC special assessment for the recovery of losses related to the closures of Silicon Valley Bank (SVB) and Signature Bank as well as workforce reduction charges incurred in the fourth quarter of 2023. See this and other non-GAAP financial measures in the Consolidated Financial Highlights accompanying this release.

From Bill Demchak, PNC Chairman, President and Chief Executive Officer:

"During a challenging year for the banking industry, PNC demonstrated its strength and stability by growing customers, deepening relationships and managing the balance sheet for long-term success. We grew revenue, controlled core expenses, added to our loan portfolio and maintained strong credit metrics. We are well positioned for the year ahead to grow our businesses and deliver value for our stakeholders."

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PNC Reports Full Year 2023 Net Income of $5.6 Billion, $12.79 Diluted EPS or $14.10 As Adjusted – Page 2
Income Statement Highlights
Fourth quarter 2023 compared with third quarter 2023
▪Total revenue of $5.4 billion increased $128 million, or 2%, due to higher noninterest income.
▪Net interest income of $3.4 billion was relatively stable.
–Net interest margin of 2.66% decreased 5 basis points.
▪Noninterest income of $2.0 billion increased $143 million, or 8%.
–Fee income of $1.8 billion increased $99 million, or 6%, primarily due to higher capital markets and advisory fees.
–Other noninterest income of $138 million increased $44 million, or 47%, and included favorable valuation adjustments and gains on sales. The fourth quarter also included negative Visa Class B derivative fair value adjustments of $100 million primarily related to the extension of anticipated litigation resolution timing. Visa Class B derivative fair value adjustments were negative $51 million in the third quarter.
▪Noninterest expense of $4.1 billion increased $829 million, or 26%, and included $515 million related to the FDIC special assessment as well as $150 million of workforce reduction charges. Excluding the impact of these items, core noninterest expense was $3.4 billion increasing $164 million, or 5%, reflecting the impact of increased business activity, seasonality and asset impairments.
▪Provision for credit losses was $232 million in the fourth quarter reflecting the impact of portfolio activity. The third quarter of 2023 included a provision for credit losses of $129 million.
▪Net income of $0.9 billion decreased $687 million, or 44% and included $525 million of post-tax expenses related to the FDIC special assessment and workforce reduction charges.
▪The effective tax rate was 16.3% for the fourth quarter and 15.5% for the third quarter.
Balance Sheet Highlights
Fourth quarter 2023 compared with third quarter 2023 or December 31, 2023 compared with September 30, 2023
▪Average loans of $324.6 billion increased $5.1 billion, or 2%.
–Average commercial loans of $222.6 billion increased $4.9 billion, driven by the acquisition of capital commitment facilities from Signature Bridge Bank, N.A. on October 2, 2023, partially offset by lower utilization of loan commitments and paydowns outpacing new production.
–Average consumer loans of $102.0 billion were relatively stable.
▪Credit quality performance:
–Delinquencies of $1.4 billion increased $97 million, or 8%, due to higher consumer and commercial loan delinquencies.
–Total nonperforming loans of $2.2 billion increased $57 million, or 3%, due to higher commercial nonperforming loans, partially offset by lower consumer nonperforming loans.
–Net loan charge-offs of $200 million increased $79 million, reflecting higher commercial and consumer net loan charge-offs.
–The allowance for credit losses of $5.5 billion was relatively unchanged. The allowance for credit losses to total loans was 1.70% at both December 31, 2023 and September 30, 2023.
▪Average deposits of $423.9 billion grew $1.4 billion as seasonal growth in commercial deposits more than offset a modest decline in consumer deposits.
–Deposits at December 31, 2023 of $421.4 billion decreased $2.2 billion, or 1%, reflecting a decline in commercial deposits at year end.
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PNC Reports Full Year 2023 Net Income of $5.6 Billion, $12.79 Diluted EPS or $14.10 As Adjusted – Page 3
▪Average investment securities of $137.4 billion decreased $2.3 billion, or 2%.
▪Average Federal Reserve Bank balances of $42.2 billion increased $4.3 billion.
–Federal Reserve Bank balances at December 31, 2023 were $43.3 billion.
▪Average borrowed funds of $72.9 billion increased $5.4 billion, or 8%, due to higher Federal Home Loan Bank borrowings and parent company senior debt issuances.
▪PNC maintained a strong capital and liquidity position.
–On January 4, 2024, the PNC board of directors declared a quarterly cash dividend on common stock of $1.55 per share payable on February 5, 2024.
–PNC returned $0.7 billion of capital to shareholders, reflecting $0.6 billion of dividends on common shares and $0.1 billion of common share repurchases, representing 0.5 million shares.
–The Basel III common equity Tier 1 capital ratio was an estimated 9.9% at December 31, 2023 and 9.8% at September 30, 2023.
–PNC's average LCR for the three months ended December 31, 2023 was 107%, exceeding the regulatory minimum requirement throughout the quarter.
–PNC Bank average LCR for the three months ended December 31, 2023 was 127%.

Earnings Summary
In millions, except per share data	4Q23	3Q23	4Q22
Net income	$883	$1,570	$1,548
Net income attributable to diluted common shares - as reported	$740	$1,440	$1,400
Net income attributable to diluted common shares - as adjusted (non-GAAP)	$1,265	$1,440	$1,400
Diluted earnings per common share - as reported	$1.85	$3.60	$3.47
Diluted earnings per common share - as adjusted (non-GAAP)	$3.16	$3.60	$3.47
Average diluted common shares outstanding	401	400	404
Cash dividends declared per common share	$1.55	$1.55	$1.50

See non-GAAP financial measures included in the Consolidated Financial Highlights accompanying this news release

Fourth quarter 2023 net income of $0.9 billion, or $1.85 per diluted common share, included $525 million of post-tax expenses pertaining to the FDIC special assessment for the recovery of losses related to the closure of SVB and Signature Bank as well as workforce reduction charges. Excluding the impact of these items, adjusted diluted earnings per common share was $3.16.
The Consolidated Financial Highlights accompanying this news release include additional information regarding reconciliations of non-GAAP financial measures to reported (GAAP) amounts. This information supplements results as reported in accordance with GAAP and should not be viewed in isolation from, or as a substitute for, GAAP results. Information in this news release, including the financial tables, is unaudited.
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PNC Reports Full Year 2023 Net Income of $5.6 Billion, $12.79 Diluted EPS or $14.10 As Adjusted – Page 4

CONSOLIDATED REVENUE REVIEW

Revenue				Change	Change
				4Q23 vs	4Q23 vs
In millions	4Q23	3Q23	4Q22	3Q23	4Q22
Net interest income	$3,403	$3,418	$3,684	—	(8)%
Noninterest income	1,958	1,815	2,079	8%	(6)%
Total revenue	$5,361	$5,233	$5,763	2%	(7)%

Total revenue for the fourth quarter of 2023 increased $128 million from the third quarter of 2023 due to higher noninterest income. Compared with the fourth quarter of 2022, total revenue declined $402 million due to lower net interest income and noninterest income.
Net interest income of $3.4 billion for the fourth quarter of 2023 was relatively stable compared to the third quarter of 2023. Net interest margin was 2.66% in the fourth quarter of 2023, decreasing 5 basis points in comparison with the third quarter of 2023.
Compared to the fourth quarter of 2022, net interest income decreased $281 million and net interest margin declined 26 basis points. In both comparisons, the benefit of higher interest-earning asset yields was more than offset by increased funding costs.

Noninterest Income				Change	Change
				4Q23 vs	4Q23 vs
In millions	4Q23	3Q23	4Q22	3Q23	4Q22
Asset management and brokerage	$360	$348	$345	3%	4%
Capital markets and advisory	309	168	336	84%	(8)%
Card and cash management	688	689	671	—	3%
Lending and deposit services	314	315	296	—	6%
Residential and commercial mortgage	149	201	184	(26)%	(19)%
Other	138	94	247	47%	(44)%
Total noninterest income	$1,958	$1,815	$2,079	8%	(6)%

Noninterest income for the fourth quarter of 2023 increased $143 million compared with the third quarter of 2023. Asset management and brokerage revenue increased $12 million and included the impact from favorable market conditions. Capital markets and advisory revenue grew $141 million, driven by higher merger and acquisition advisory fees. Residential and commercial mortgage revenue declined $52 million due to a $61 million decrease in mortgage servicing rights valuation, net of economic hedge. Other noninterest income increased $44 million, and included positive valuation adjustments and gains on sales. The fourth quarter also included negative Visa Class B derivative fair value adjustments of $100 million primarily related to the extension of anticipated litigation resolution timing. Visa Class B derivative fair value adjustments were negative $51 million in the third quarter.
Noninterest income for the fourth quarter of 2023 decreased $121 million from the fourth quarter of 2022. Asset management and brokerage revenue grew $15 million and included the impact from favorable market conditions. Capital markets and advisory revenue declined $27 million driven by lower trading revenue. Card and cash management fees increased $17 million due to growth in treasury management product revenue. Lending and deposit services increased $18 million, reflecting increased customer activity. Residential and commercial mortgage
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PNC Reports Full Year 2023 Net Income of $5.6 Billion, $12.79 Diluted EPS or $14.10 As Adjusted – Page 5
revenue declined $35 million primarily due to a decrease in mortgage servicing rights valuation, net of economic hedge. Other noninterest income decreased $109 million, primarily driven by lower private equity revenue. The fourth quarter of 2022 also included negative Visa Class B derivative fair value adjustments of $41 million.

CONSOLIDATED EXPENSE REVIEW

Noninterest Expense				Change	Change
				4Q23 vs	4Q23 vs
In millions	4Q23	3Q23	4Q22	3Q23	4Q22
Personnel	$1,983	$1,773	$1,943	12%	2%
Occupancy	243	244	247	—	(2)%
Equipment	365	347	369	5%	(1)%
Marketing	74	93	106	(20)%	(30)%
Other	1,409	788	809	79%	74%
Total noninterest expense	$4,074	$3,245	$3,474	26%	17%
Non-core noninterest expense adjustments	665	—	—
Core noninterest expense (non-GAAP)	$3,409	$3,245	$3,474	5%	(2)%
See non-GAAP financial measures included in the Consolidated Financial Highlights accompanying this news release

Noninterest expense for the fourth quarter of 2023 increased $829 million in comparison to the third quarter of 2023, and included $515 million pertaining to the FDIC special assessment for the recovery of losses related to the closure of SVB and Signature Bank as well as $150 million of workforce reduction charges. Excluding the impact of these items, core noninterest expense was $3.4 billion for the fourth quarter of 2023, increasing $164 million, or 5%, reflecting the impact of increased business activity, seasonality and asset impairments.
Noninterest expense increased $600 million from the fourth quarter of 2022 due to the FDIC special assessment and workforce reduction charges, partially offset by a continued focus on expense management.
The effective tax rate was 16.3% for the fourth quarter of 2023, 15.5% for the third quarter of 2023 and 17.7% for the fourth quarter of 2022.
CONSOLIDATED BALANCE SHEET REVIEW
Average total assets were $562.3 billion in the fourth quarter of 2023 compared with $555.0 billion in the third quarter of 2023 and $557.2 billion in the fourth quarter of 2022. In both comparisons, the increase was attributable to higher loans and Federal Reserve Bank balances, partially offset by lower investment securities.

Average Loans				Change	Change
				4Q23 vs	4Q23 vs
In billions	4Q23	3Q23	4Q22	3Q23	4Q22
Commercial	$222.6	$217.7	$221.6	2%	—
Consumer	102.0	101.8	100.3	—	2%
Total	$324.6	$319.5	$321.9	2%	1%

Average loans for the fourth quarter of 2023 increased $5.1 billion compared to the third quarter of 2023 and $2.7 billion in comparison to the fourth quarter of 2022. Average commercial loans increased $4.9 billion and $1.0 billion compared to the third quarter of 2023 and the fourth quarter of 2022, respectively, driven by the acquisition of capital commitment facilities from Signature Bridge Bank, N.A. on October 2, 2023, partially offset by lower utilization
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PNC Reports Full Year 2023 Net Income of $5.6 Billion, $12.79 Diluted EPS or $14.10 As Adjusted – Page 6
of loan commitments and paydowns outpacing new production. Average consumer loans were relatively stable compared to the third quarter of 2023. Compared to the fourth quarter of 2022, average consumer loans increased $1.7 billion reflecting higher residential mortgage, home equity, and credit card loans.

Average Investment Securities				Change	Change
				4Q23 vs	4Q23 vs
In billions	4Q23	3Q23	4Q22	3Q23	4Q22
Available for sale	$46.1	$46.5	$49.7	(1)%	(7)%
Held to maturity	91.3	93.2	93.2	(2)%	(2)%
Total	$137.4	$139.7	$142.9	(2)%	(4)%

Average investment securities for the fourth quarter of 2023 of $137.4 billion declined $2.3 billion and $5.5 billion from the third quarter of 2023 and the fourth quarter of 2022, respectively, as limited purchase activity was more than offset by portfolio paydowns and maturities. The duration of the investment securities portfolio was 4.1 years at December 31, 2023, 4.2 years at September 30, 2023 and 4.5 years at December 31, 2022.
Net unrealized losses on available for sale securities were $3.6 billion at December 31, 2023 decreasing from $5.4 billion at September 30, 2023 and $4.4 billion at December 31, 2022. In both comparisons, the decrease primarily reflected the favorable impact of interest rate movements.
Average Federal Reserve Bank balances for the fourth quarter of 2023 were $42.2 billion, increasing $4.3 billion from the third quarter of 2023, primarily due to higher borrowed funds and lower investment securities, partially offset by higher loans outstanding. Average Federal Reserve Bank balances increased $12.2 billion from the fourth quarter of 2022, primarily due to higher borrowed funds and a decline in investment securities, partially offset by lower deposits.
Federal Reserve Bank balances at December 31, 2023 were $43.3 billion, increasing $2.2 billion from September 30, 2023.

Average Deposits				Change	Change
				4Q23 vs	4Q23 vs
In billions	4Q23	3Q23	4Q22	3Q23	4Q22
Commercial	$207.0	$204.7	$215.8	1%	(4)%
Consumer	216.9	217.8	219.1	—	(1)%
Total	$423.9	$422.5	$434.9	—	(3)%

IB % of total avg. deposits	75%	74%	69%
NIB % of total avg. deposits	25%	26%	31%
IB - Interest-bearing NIB - Noninterest-bearing

Average deposits for the fourth quarter of 2023 were $423.9 billion, increasing $1.4 billion from the third quarter of 2023 as seasonal growth in commercial deposits more than offset a modest decline in consumer deposits. Compared to the fourth quarter of 2022, average deposits decreased $11.0 billion due to lower commercial and consumer deposits, which included the impact of quantitative tightening by the Federal Reserve and increased customer spending. Noninterest-bearing balances as a percentage of average deposits decreased in both comparisons due to the continued shift into interest-bearing deposit products as interest rates have risen.
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PNC Reports Full Year 2023 Net Income of $5.6 Billion, $12.79 Diluted EPS or $14.10 As Adjusted – Page 7
Deposits at December 31, 2023 of $421.4 billion decreased $2.2 billion, or 1%, from September 30, 2023 reflecting a decline in commercial deposits at year end.

Average Borrowed Funds				Change	Change
				4Q23 vs	4Q23 vs
In billions	4Q23	3Q23	4Q22	3Q23	4Q22
Total	$72.9	$67.5	$59.2	8%	23%

Average borrowed funds of $72.9 billion in the fourth quarter of 2023 increased $5.4 billion compared to the third quarter of 2023 and $13.7 billion compared to the fourth quarter of 2022. In both comparisons, the increase was due to higher Federal Home Loan Bank borrowings and parent company senior debt issuances.

Capital	December 31, 2023	September 30, 2023	December 31, 2022

Common shareholders' equity In billions	$44.9	$42.2	$40.0
Accumulated other comprehensive income (loss) In billions	$(7.7)	$(10.3)	$(10.2)

Basel III common equity Tier 1 capital ratio *	9.9%	9.8%	9.1%
Basel III common equity Tier 1 fully implemented capital ratio (estimated)	9.8%	9.7%	8.9%
*December 31, 2023 ratio is estimated

PNC maintained a strong capital position. Common shareholders' equity at December 31, 2023 increased $2.7 billion from September 30, 2023, driven by an improvement in accumulated other comprehensive income and the benefit of net income, partially offset by dividends paid and share repurchases.
As a Category III institution, PNC has elected to exclude accumulated other comprehensive income related to both available for sale securities and pension and other post-retirement plans from CET1 capital. Accumulated other comprehensive income at December 31, 2023 improved $2.6 billion from September 30, 2023 and $2.5 billion from December 31, 2022. In both comparisons, the improvement reflected securities and swaps valuation changes related to the favorable impact of interest rate movements and the continued accretion of unrealized losses.
In the fourth quarter of 2023, PNC returned $0.7 billion of capital to shareholders, reflecting $0.6 billion of dividends on common shares and $0.1 billion of common share repurchases, representing 0.5 million shares. Consistent with the Stress Capital Buffer (SCB) framework, which allows for capital return in amounts in excess of the SCB minimum levels, our board of directors has authorized a repurchase framework under the previously approved repurchase program of up to 100 million common shares, of which approximately 45% were still available for repurchase at December 31, 2023.
In light of the Federal banking agencies proposed rules to adjust the Basel III capital framework, share repurchase activity is expected to remain modest during the first quarter of 2024. PNC continues to evaluate the potential impact of the proposed rules and may adjust share repurchase activity depending on market and economic conditions, as well as other factors.
PNC's SCB for the four-quarter period beginning October 1, 2023 is the regulatory minimum of 2.5%.
On January 4, 2024, the PNC board of directors declared a quarterly cash dividend on common stock of $1.55 per share payable on February 5, 2024.
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PNC Reports Full Year 2023 Net Income of $5.6 Billion, $12.79 Diluted EPS or $14.10 As Adjusted – Page 8
At December 31, 2023, PNC was considered “well capitalized” based on applicable U.S. regulatory capital ratio requirements. For additional information regarding PNC's Basel III capital ratios, see Capital Ratios in the Consolidated Financial Highlights. PNC elected a five-year transition provision effective March 31, 2020 to delay until December 31, 2021 the full impact of the Current Expected Credit Losses (CECL) standard on regulatory capital, followed by a three-year transition period. Effective for the first quarter of 2022, PNC is now in the three-year transition period, and the full impact of the CECL standard is being phased-in to regulatory capital through December 31, 2024. The fully implemented ratios reflect the full impact of CECL and exclude the benefits of this transition provision.

CREDIT QUALITY REVIEW

Credit Quality				Change	Change
	December 31, 2023	September 30, 2023	December 31, 2022	12/31/23 vs	12/31/23 vs
In millions				09/30/23	12/31/22
Provision for credit losses	$232	$129	$408	$103	$(176)
Net loan charge-offs	$200	$121	$224	65%	(11)%
Allowance for credit losses (a)	$5,454	$5,407	$5,435	1%	—
Total delinquencies (b)	$1,384	$1,287	$1,490	8%	(7)%
Nonperforming loans	$2,180	$2,123	$1,985	3%	10%

Net charge-offs to average loans (annualized)	0.24%	0.15%	0.28%
Allowance for credit losses to total loans	1.70%	1.70%	1.67%
Nonperforming loans to total loans	0.68%	0.67%	0.61%
(a) Excludes allowances for investment securities and other financial assets (b) Total delinquencies represent accruing loans more than 30 days past due
Provision for credit losses was $232 million in the fourth quarter of 2023 reflecting the impact of portfolio activity. The third quarter of 2023 included a provision for credit losses of $129 million.
Net loan charge-offs of $200 million in the fourth quarter of 2023 increased $79 million compared to the third quarter of 2023, reflecting higher commercial and consumer net loan charge-offs. Compared to the fourth quarter of 2022, net loan charge-offs decreased $24 million, primarily reflecting lower commercial net loan charge-offs.
The allowance for credit losses was $5.5 billion at December 31, 2023 and $5.4 billion at both September 30, 2023 and December 31, 2022. The allowance for credit losses as a percentage of total loans was 1.70% at both December 31, 2023 and September 30, 2023 and 1.67% at December 31, 2022.
Delinquencies at December 31, 2023 were $1.4 billion, increasing $97 million from September 30, 2023 due to higher consumer and commercial loan delinquencies. Compared to December 31, 2022, delinquencies decreased $106 million due to lower commercial and consumer loan delinquencies.
Nonperforming loans at December 31, 2023 were $2.2 billion, increasing $57 million from September 30, 2023 and $195 million from December 31, 2022. In both comparisons, the increase was driven by higher commercial nonperforming loans, partially offset by lower consumer nonperforming loans.
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PNC Reports Full Year 2023 Net Income of $5.6 Billion, $12.79 Diluted EPS or $14.10 As Adjusted – Page 9

BUSINESS SEGMENT RESULTS

Business Segment Income (Loss)
In millions	4Q23	3Q23	4Q22
Retail Banking	$1,073	$1,094	$752
Corporate & Institutional Banking	1,213	960	982
Asset Management Group	72	73	52
Other	(1,494)	(573)	(258)
Net income excluding noncontrolling interests	$864	$1,554	$1,528

Retail Banking				Change	Change
				4Q23 vs	4Q23 vs
In millions	4Q23	3Q23	4Q22	3Q23	4Q22
Net interest income	$2,669	$2,576	$2,330	$93	$339
Noninterest income	$722	$784	$749	$(62)	$(27)
Noninterest expense	$1,848	$1,876	$1,892	$(28)	$(44)
Provision for credit losses	$130	$42	$193	$88	$(63)
Earnings	$1,073	$1,094	$752	$(21)	$321

In billions
Average loans	$97.4	$97.4	$96.6	—	$0.8
Average deposits	$251.3	$253.7	$259.8	$(2.4)	$(8.5)

Net loan charge-offs In millions	$128	$114	$108	$14	$20

Retail Banking Highlights
Fourth quarter 2023 compared with third quarter 2023
▪Earnings decreased 2%, driven by a higher provision for credit losses and lower noninterest income, partially offset by higher net interest income and lower noninterest expense.
–Noninterest income decreased 8%, due to negative Visa Class B derivative fair value adjustments of $100 million and lower residential mortgage banking activity, partially offset by increased brokerage fees reflecting the impact from favorable market conditions. The third quarter included negative Visa Class B derivative fair value adjustments of $51 million.
–Noninterest expense decreased 1%, primarily driven by a decline in marketing spend.
–Provision for credit losses of $130 million in the fourth quarter of 2023 reflected the impact of portfolio activity.
▪Average loans were stable.
▪Average deposits decreased 1%, as consumer spending levels have remained elevated.
Fourth quarter 2023 compared with fourth quarter 2022
▪Earnings increased 43%, primarily due to higher net interest income.
–Noninterest income decreased 4%, driven by negative Visa Class B derivative fair value adjustments, partially offset by higher lending and deposit related customer activity and increased brokerage fees. The fourth quarter of 2022 included negative Visa Class B derivative fair value adjustments of $41 million.
–Noninterest expense decreased 2%, driven by lower personnel expense and a continued focus on expense management.
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PNC Reports Full Year 2023 Net Income of $5.6 Billion, $12.79 Diluted EPS or $14.10 As Adjusted – Page 10
▪Average loans increased 1%, as growth in commercial, home equity, and credit card loans was largely offset by declines in residential real estate, education and other consumer loans.
▪Average deposits decreased 3%, reflecting the impact of quantitative tightening by the Federal Reserve and increased customer spending.

Corporate & Institutional Banking				Change	Change
				4Q23 vs	4Q23 vs
In millions	4Q23	3Q23	4Q22	3Q23	4Q22
Net interest income	$1,642	$1,419	$1,489	$223	$153
Noninterest income	$995	$835	$962	$160	$33
Noninterest expense	$975	$895	$990	$80	$(15)
Provision for credit losses	$115	$102	$183	$13	$(68)
Earnings	$1,213	$960	$982	$253	$231

In billions
Average loans	$208.1	$202.8	$207.1	$5.3	$1.0
Average deposits	$144.5	$141.7	$147.3	$2.8	$(2.8)

Net loan charge-offs In millions	$76	$12	$100	$64	$(24)

Corporate & Institutional Banking Highlights
Fourth quarter 2023 compared with third quarter 2023
▪Earnings increased 26%, driven by higher net interest and noninterest income, partially offset by higher noninterest expense and an increase in provision for credit losses.
–Noninterest income increased 19%, due to higher capital markets and advisory fees and gains on sales, partially offset by a decrease in commercial mortgage servicing rights valuation, net of economic hedge.
–Noninterest expense increased 9%, reflecting higher variable compensation associated with increased business activity.
–Provision for credit losses of $115 million in the fourth quarter of 2023 reflected the impact of portfolio activity.
▪Average loans increased 3%, driven by the acquisition of capital commitment facilities from Signature Bridge Bank, N.A. on October 2, 2023, partially offset by lower utilization of loan commitments and paydowns outpacing new production.
▪Average deposits increased 2%, reflecting seasonality.
Fourth quarter 2023 compared with fourth quarter 2022
▪Earnings increased 24%, due to higher net interest and noninterest income, a lower provision for credit losses and a decline in noninterest expense.
–Noninterest income increased 3%, driven by higher capital markets and advisory fees and growth in treasury management product revenue, partially offset by lower commercial mortgage banking activities.
–Noninterest expense decreased 2%, reflecting a continued focus on expense management.
▪Average loans modestly increased, driven by the acquisition of capital commitment facilities from Signature Bridge Bank, N.A. on October 2, 2023, partially offset by lower utilization of loan commitments and paydowns outpacing new production.
▪Average deposits decreased 2%, and included the impact of quantitative tightening by the Federal Reserve.
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PNC Reports Full Year 2023 Net Income of $5.6 Billion, $12.79 Diluted EPS or $14.10 As Adjusted – Page 11

Asset Management Group				Change	Change
				4Q23 vs	4Q23 vs
In millions	4Q23	3Q23	4Q22	3Q23	4Q22
Net interest income	$156	$139	$152	$17	$4
Noninterest income	$224	$223	$223	$1	$1
Noninterest expense	$284	$271	$291	$13	$(7)
Provision for (recapture of) credit losses	$2	$(4)	$17	$6	$(15)
Earnings	$72	$73	$52	$(1)	$20

In billions
Discretionary client assets under management	$189	$176	$173	$13	$16
Nondiscretionary client assets under administration	$179	$170	$152	$9	$27
Client assets under administration at quarter end	$368	$346	$325	$22	$43

In billions
Average loans	$16.1	$15.7	$14.5	$0.4	$1.6
Average deposits	$28.2	$27.2	$27.8	$1.0	$0.4

Net loan charge-offs (recoveries) In millions	$(1)	—	$18	$(1)	$(19)

Asset Management Group Highlights
Fourth quarter 2023 compared with third quarter 2023
▪Earnings decreased 1%, primarily due to higher noninterest expense and a provision for credit losses, partially offset by higher net interest income.
–Noninterest income was largely stable.
–Noninterest expense increased 5%, and included higher personnel costs and marketing spend.
▪Discretionary client assets under management increased 7%, driven by higher spot equity markets.
▪Average loans increased 3%, due to growth in residential mortgage loans.
▪Average deposits increased 4%, reflecting growth in deposit sweep balances.
Fourth quarter 2023 compared with fourth quarter 2022
▪Earnings increased 38%, primarily driven by a lower provision for credit losses, a decline in noninterest expense and higher net interest income.
–Noninterest income was relatively stable.
–Noninterest expense decreased 2%, reflecting a continued focus on expense management.
▪Discretionary client assets under management increased 9%, driven by higher spot equity markets.
▪Average loans increased 11%, driven by growth in residential mortgage loans.
▪Average deposits increased 1%, reflecting growth in deposit sweep and CD balances, partially offset by the impact of quantitative tightening by the Federal Reserve and the redeployment of funds to assets under management.
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PNC Reports Full Year 2023 Net Income of $5.6 Billion, $12.79 Diluted EPS or $14.10 As Adjusted – Page 12
Other
The “Other” category, for the purposes of this release, includes residual activities that do not meet the criteria for disclosure as a separate reportable business, such as asset and liability management activities, including net securities gains or losses, ACL for investment securities, certain trading activities, certain runoff consumer loan portfolios, private equity investments, intercompany eliminations, certain corporate overhead, tax adjustments that are not allocated to business segments, exited businesses and differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles.
CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION
PNC Chairman, President and Chief Executive Officer William S. Demchak and Executive Vice President and Chief Financial Officer Robert Q. Reilly will hold a conference call for investors today at 11:00 a.m. Eastern Time regarding the topics addressed in this news release and the related earnings materials. Dial-in numbers for the conference call are (800) 728-2056 and (312) 429-0440 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC's fourth quarter 2023 earnings materials to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (800) 633-8284 and (402) 977-9140 (international), Conference ID 22028514 and a replay of the audio webcast will be available on PNC's website for 30 days.
The PNC Financial Services Group, Inc. is one of the largest diversified financial services institutions in the United States, organized around its customers and communities for strong relationships and local delivery of retail and business banking including a full range of lending products; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. For information about PNC, visit www.pnc.com.

CONTACTS

MEDIA:	INVESTORS:
Timothy Miller	Bryan Gill
(412) 762-4550	(412) 768-4143
media.relations@pnc.com	investor.relations@pnc.com

[TABULAR MATERIAL FOLLOWS]
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PNC Reports Full Year 2023 Net Income of $5.6 Billion, $12.79 Diluted EPS or $14.10 As Adjusted – Page 13
2

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS	Three months ended			Year ended
Dollars in millions, except per share data	December 31	September 30	December 31	December 31	December 31
	2023	2023	2022	2023	2022
Revenue
Net interest income	$3,403	$3,418	$3,684	$13,916	$13,014
Noninterest income	1,958	1,815	2,079	7,574	8,106
Total revenue	5,361	5,233	5,763	21,490	21,120
Provision for credit losses	232	129	408	742	477
Noninterest expense	4,074	3,245	3,474	14,012	13,170
Income before income taxes and noncontrolling interests	$1,055	$1,859	$1,881	$6,736	$7,473
Income taxes	172	289	333	1,089	1,360
Net income	$883	$1,570	$1,548	$5,647	$6,113
Less:
Net income attributable to noncontrolling interests	19	16	20	69	72
Preferred stock dividends (a)	118	104	120	417	301
Preferred stock discount accretion and redemptions	2	2	1	8	5
Net income attributable to common shareholders	$744	$1,448	$1,407	$5,153	$5,735
Per Common Share
Basic	$1.85	$3.60	$3.47	$12.80	$13.86
Diluted	$1.85	$3.60	$3.47	$12.79	$13.85
Cash dividends declared per common share	$1.55	$1.55	$1.50	$6.10	$5.75
Effective tax rate (b)	16.3%	15.5%	17.7%	16.2%	18.2%
PERFORMANCE RATIOS
Net interest margin (c)	2.66%	2.71%	2.92%	2.76%	2.65%
Noninterest income to total revenue	37%	35%	36%	35%	38%
Efficiency (d)	76%	62%	60%	65%	62%
Return on:
Average common shareholders' equity	6.93%	13.65%	14.19%	12.35%	13.52%
Average assets	0.62%	1.12%	1.10%	1.01%	1.11%
(a)Dividends are payable quarterly, other than Series S preferred stock, which is payable semiannually.
(b)The effective income tax rates are generally lower than the statutory rate due to the relationship of pretax income to tax credits and earnings that are not subject to tax.
(c)Net interest margin is the total yield on interest-earning assets minus the total rate on interest-bearing liabilities and includes the benefit from use of noninterest-bearing sources. To provide more meaningful comparisons of net interest margins, we use net interest income on a taxable-equivalent basis in calculating average yields used in the calculation of net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended December 31, 2023, September 30, 2023 and December 31, 2022 were $36 million, $36 million and $36 million, respectively. The taxable-equivalent adjustments to net interest income for the twelve months ended December 31, 2023 and December 31, 2022 were $147 million and $112 million, respectively.
(d)Calculated as noninterest expense divided by total revenue.

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PNC Reports Full Year 2023 Net Income of $5.6 Billion, $12.79 Diluted EPS or $14.10 As Adjusted – Page 14

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	December 31	September 30	December 31
	2023	2023	2022
BALANCE SHEET DATA
Dollars in millions, except per share data and as noted
Assets	$561,580	$557,334	$557,263
Loans (a)	$321,508	$318,416	$326,025
Allowance for loan and lease losses	$4,791	$4,767	$4,741
Interest-earning deposits with banks	$43,804	$41,484	$27,320
Investment securities	$132,569	$132,387	$139,334
Total deposits	$421,418	$423,609	$436,282
Borrowed funds (a)	$72,737	$66,167	$58,713
Allowance for unfunded lending related commitments	$663	$640	$694
Total shareholders' equity	$51,105	$49,454	$45,774
Common shareholders' equity	$44,864	$42,215	$40,028
Accumulated other comprehensive income (loss)	$(7,712)	$(10,261)	$(10,172)
Book value per common share	$112.72	$105.98	$99.93
Tangible book value per common share (non-GAAP) (b)	$85.08	$78.16	$72.12
Period end common shares outstanding (In millions)	398	398	401
Loans to deposits	76%	75%	75%
Common shareholders' equity to total assets	8.0%	7.6%	7.2%
CLIENT ASSETS (In billions)
Discretionary client assets under management	$189	$176	$173
Nondiscretionary client assets under administration	179	170	152
Total client assets under administration	368	346	325
Brokerage account client assets	80	78	74
Total client assets	$448	$424	$399
CAPITAL RATIOS
Basel III (c) (d)
Common equity Tier 1	9.9%	9.8%	9.1%
Common equity Tier 1 fully implemented (e)	9.8%	9.7%	8.9%
Tier 1 risk-based	11.3%	11.5%	10.4%
Total capital risk-based	13.2%	13.4%	12.3%
Leverage	8.7%	8.9%	8.2%
Supplementary leverage	7.2%	7.6%	6.9%
ASSET QUALITY
Nonperforming loans to total loans	0.68%	0.67%	0.61%
Nonperforming assets to total loans, OREO and foreclosed assets	0.69%	0.68%	0.62%
Nonperforming assets to total assets	0.39%	0.39%	0.36%
Net charge-offs to average loans (for the three months ended) (annualized)	0.24%	0.15%	0.28%
Allowance for loan and lease losses to total loans	1.49%	1.50%	1.45%
Allowance for credit losses to total loans (f)	1.70%	1.70%	1.67%
Allowance for loan and lease losses to nonperforming loans	220%	225%	239%
Total delinquencies (In millions) (g)	$1,384	$1,287	$1,490
(a)Amounts include assets and liabilities for which we have elected the fair value option. Our 2023 Form 10-Qs included, and our 2023 Form 10-K will include, additional information regarding these Consolidated Balance Sheet line items.
(b)See the Tangible Book Value per Common Share table on page 18 for additional information.
(c)All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented and calculated based on the standardized approach. See Capital Ratios on page 15 for additional information. The ratios as of December 31, 2023 are estimated.
(d)The ratios are calculated to reflect PNC's election to adopt the CECL optional five-year transition provision.
(e)The estimated fully implemented ratios are calculated to reflect the full impact of CECL and exclude the benefits of the five-year transition provision.
(f)Excludes allowances for investment securities and other financial assets.
(g)Total delinquencies represent accruing loans more than 30 days past due.
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PNC Reports Full Year 2023 Net Income of $5.6 Billion, $12.79 Diluted EPS or $14.10 As Adjusted – Page 15
The PNC Financial Services Group, Inc. Consolidated Financial Highlights (Unaudited)

CAPITAL RATIOS

PNC's regulatory risk-based capital ratios in 2023 are calculated using the standardized approach for determining risk-weighted assets. Under the standardized approach for determining credit risk-weighted assets, exposures are generally assigned a pre-defined risk weight. Exposures to high volatility commercial real estate, past due exposures and equity exposures are generally subject to higher risk weights than other types of exposures.
PNC elected a five-year transition provision effective March 31, 2020 to delay until December 31, 2021 the full impact of the CECL standard on regulatory capital, followed by a three-year transition period. Effective for the first quarter 2022, PNC is now in the three-year transition period, and the full impact of the CECL standard is being phased-in to regulatory capital through December 31, 2024. See the table below for the September 30, 2023, December 31, 2022 and estimated December 31, 2023 ratios. For the full impact of PNC's adoption of CECL, which excludes the benefits of the five-year transition provision, see the December 31, 2023 and September 30, 2023 (Fully Implemented) estimates presented in the table below.
Our Basel III capital ratios may be impacted by changes to the regulatory capital rules and additional regulatory guidance or analysis.

Basel lll Common Equity Tier 1 Capital Ratios (a)
	Basel III
	December 31 2023 (estimated) (b)	September 30 2023 (b)	December 31 2022 (b)	December 31, 2023 (Fully Implemented) (estimated) (c)	September 30, 2023 (Fully Implemented) (estimated) (c)

Dollars in millions
Common stock, related surplus and retained earnings, net of treasury stock	$53,059	$52,958	$50,924	$52,576	$52,476
Less regulatory capital adjustments:
Goodwill and disallowed intangibles, net of deferred tax liabilities	(10,999)	(11,083)	(11,138)	(10,999)	(11,083)
All other adjustments	(86)	(99)	(101)	(86)	(101)
Basel III Common equity Tier 1 capital	$41,974	$41,776	$39,685	$41,491	$41,292
Basel III standardized approach risk-weighted assets (d)	$424,905	$425,131	$435,537	$425,050	$425,323
Basel III Common equity Tier 1 capital ratio	9.9%	9.8%	9.1%	9.8%	9.7%
(a)All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented.
(b)The ratios are calculated to reflect PNC's election to adopt the CECL optional five-year transition provisions.
(c)The December 31, 2023 and September 30, 2023 ratios are calculated to reflect the full impact of CECL and exclude the benefits of the five-year transition provisions.
(d)Basel III standardized approach risk-weighted assets are based on the Basel III standardized approach rules and include credit and market risk-weighted assets.

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PNC Reports Full Year 2023 Net Income of $5.6 Billion, $12.79 Diluted EPS or $14.10 As Adjusted – Page 16
The PNC Financial Services Group, Inc. Consolidated Financial Highlights (Unaudited)

NON-GAAP MEASURES

Core Noninterest Expense (non-GAAP) Efficiency Ratio - as adjusted (non-GAAP)	Three months ended		Year ended
	December 31	September 30	December 31	December 31
Dollars in millions	2023	2023	2023	2022
Noninterest expense	$4,074	$3,245	$14,012	$13,170
Less non-core noninterest expense adjustments:
FDIC special assessment costs	515		515
Workforce reduction charges	150		150
Total non-core noninterest expense adjustments	$665		$665
Core noninterest expense (non-GAAP)	$3,409	$3,245	$13,347	$13,170

Total revenue	$5,361	$5,233	$21,490	$21,120

Efficiency ratio (a)	76%	62%	65%	62%
Efficiency ratio - as adjusted (non-GAAP) (b)	64%	62%	62%	62%
(a)Calculated as noninterest expense divided by total revenue.
(b)Calculated as core noninterest expense divided by total revenue.

Core noninterest expense is a non-GAAP measure calculated based on noninterest expense less costs related to the FDIC special assessment related to the closures of Silicon Valley Bank (SVB) and Signature Bank as well as restructuring expenses incurred as part of the workforce reduction executed in the fourth quarter of 2023. We believe this non-GAAP measure to be a useful tool for comparison of operating expenses incurred during the normal course of business.

The efficiency ratio - as adjusted is a non-GAAP measure and excludes non-core noninterest expense adjustments comprised of costs related to the FDIC special assessment related to the closures of SVB and Signature Bank as well as restructuring expenses incurred as part of the workforce reduction executed in the fourth quarter of 2023. It is calculated based on adjusting the efficiency ratio calculation to use core noninterest expense which excludes the non-core noninterest expense adjustments. We believe that this non-GAAP measure is a useful tool for the purpose of evaluating PNC’s results. The exclusion of FDIC special assessment costs and workforce reduction charges increases comparability across periods, demonstrates the impact of significant items and provides a useful measure for determining PNC’s expenses that are core to our business operations and expected to recur over time.
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PNC Reports Full Year 2023 Net Income of $5.6 Billion, $12.79 Diluted EPS or $14.10 As Adjusted – Page 17

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

Pretax Pre-Provision Earnings (non-GAAP) Pretax Pre-Provision Earnings - as adjusted (non-GAAP)	Three months ended		Year ended
	December 31	September 30	December 31	December 31
Dollars in millions	2023	2023	2023	2022
Income before income taxes and noncontrolling interests	$1,055	$1,859	$6,736	$7,473
Provision for credit losses	232	129	742	477
Pretax pre-provision earnings (non-GAAP)	$1,287	$1,988	$7,478	$7,950
Total non-core noninterest expense adjustments	665		665
Pretax pre-provision earnings - as adjusted (non-GAAP)	$1,952	$1,988	$8,143	$7,950

Pretax pre-provision earnings is a non-GAAP measure and is based on adjusting income before income taxes and noncontrolling interests to exclude provision for credit losses. We believe that pretax, pre-provision earnings is a useful tool to help evaluate the ability to provide for credit costs through operations and provides an additional basis to compare results between periods by isolating the impact of provision for credit losses, which can vary significantly between periods.

Pretax pre-provision earnings - as adjusted is a non-GAAP measure and is based on adjusting pretax pre-provision earnings to exclude non-core noninterest expense adjustments comprised of costs related to the FDIC special assessment related to the closures of SVB and Signature Bank as well as restructuring expenses incurred as part of the workforce reduction executed in the fourth quarter of 2023. We believe that this non-GAAP measure is a useful tool in understanding PNC’s results by providing greater comparability between periods, as well as demonstrating the effect of significant items.

Diluted Earnings per Common Share - as adjusted (non-GAAP)	Three months ended		Year ended
	December 31	Per Common	December 31	Per Common
Dollars in millions, except per share data	2023	Share	2023	Share
Net income attributable to common shareholders	$744		$5,153
Dividends and undistributed earnings allocated to nonvested restricted shares	(4)		(27)
Net income attributable to diluted common shareholders	$740	$1.85	$5,126	$12.79
Total non-core noninterest expense adjustments after tax (a)	525	$1.31	525	$1.31
Net income attributable to diluted common shareholders - as adjusted (non-GAAP)	$1,265	$3.16	$5,651	$14.10
Average diluted common shares outstanding (In millions)	401		401
(a)Statutory tax rate of 21% used to calculate impacts.

The diluted earnings per common share - as adjusted is a non-GAAP measure and excludes non-core noninterest expense adjustments comprised of costs related to the FDIC special assessment related to the closures of SVB and Signature Bank as well as restructuring expenses incurred as part of the workforce reduction executed in the fourth quarter of 2023. It is calculated based on adjusting net income attributable to diluted common shareholders by removing post-tax non-core noninterest expense adjustments in the period. We believe this non-GAAP measure serves as a useful tool in understanding PNC’s results by providing greater comparability between periods, as well as demonstrating the effect of significant items.

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PNC Reports Full Year 2023 Net Income of $5.6 Billion, $12.79 Diluted EPS or $14.10 As Adjusted – Page 18

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

Tangible Book Value per Common Share (non-GAAP)
	December 31	September 30	December 31
Dollars in millions, except per share data	2023	2023	2022
Book value per common share	$112.72	$105.98	$99.93
Tangible book value per common share
Common shareholders' equity	$44,864	$42,215	$40,028
Goodwill and other intangible assets	(11,244)	(11,337)	(11,400)
Deferred tax liabilities on goodwill and other intangible assets	244	254	261
Tangible common shareholders' equity	$33,864	$31,132	$28,889
Period-end common shares outstanding (In millions)	398	398	401
Tangible book value per common share (non-GAAP)	$85.08	$78.16	$72.12

Tangible book value per common share is a non-GAAP measure and is calculated based on tangible common shareholders' equity divided by period-end common shares outstanding. We believe this non-GAAP measure serves as a useful tool to help evaluate the strength and discipline of a company’s capital management strategies and as an additional, conservative measure of total company value.

Taxable-Equivalent Net Interest Income (non-GAAP)	Three months ended		Year ended
	December 31	September 30	December 31	December 31
Dollars in millions	2023	2023	2023	2022
Net interest income	$3,403	$3,418	$13,916	$13,014
Taxable-equivalent adjustments	36	36	147	112
Net interest income (Fully Taxable-Equivalent - FTE) (non-GAAP)	$3,439	$3,454	$14,063	$13,126

The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest income, we use interest income on a taxable-equivalent basis by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under GAAP. Taxable-equivalent net interest income is only used for calculating net interest margin. Net interest income shown elsewhere in this presentation is GAAP net interest income.
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PNC Reports Full Year 2023 Net Income of $5.6 Billion, $12.79 Diluted EPS or $14.10 As Adjusted – Page 19
Cautionary Statement Regarding Forward-Looking Information

We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for financial performance, such as earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting us and our future business and operations, including our sustainability strategy, that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions.

Forward-looking statements are necessarily subject to numerous assumptions, risks and uncertainties, which change over time. Future events or circumstances may change our outlook and may also affect the nature of the assumptions, risks and uncertainties to which our forward-looking statements are subject. Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake any obligation to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance. As a result, we caution against placing undue reliance on any forward-looking statements.

Our forward-looking statements are subject to the following principal risks and uncertainties.
▪Our businesses, financial results and balance sheet values are affected by business and economic conditions, including:
–Changes in interest rates and valuations in debt, equity and other financial markets,
–Disruptions in the U.S. and global financial markets,
–Actions by the Federal Reserve Board, U.S. Treasury and other government agencies, including those that impact money supply, market interest rates and inflation,
–Changes in customer behavior due to changing business and economic conditions or legislative or regulatory initiatives,
–Changes in customers', suppliers' and other counterparties' performance and creditworthiness,
–Impacts of sanctions, tariffs and other trade policies of the U.S. and its global trading partners,
–Impacts of changes in federal, state and local governmental policy, including on the regulatory landscape, capital markets, taxes, infrastructure spending and social programs,
–Our ability to attract, recruit and retain skilled employees, and
–Commodity price volatility.
▪Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than those we are currently expecting and do not take into account potential legal and regulatory contingencies. These statements are based on our views that:
–Economic growth accelerated in the first three quarters of 2023, but Federal Reserve monetary policy tightening to slow inflation is weighing on interest-rate sensitive industries. Sectors where interest rates play an outsized role, such as business investment and consumer spending on durable goods, will contract in 2024.
–PNC’s baseline outlook is for a mild recession starting in mid-2024, with a small contraction in real GDP of less than 1%, lasting into late 2024. The unemployment rate will increase throughout 2024, peaking at close to 5% in early 2025. Inflation will slow with weaker demand, moving back to the Federal Reserve's 2% objective by the second half of 2024.
–PNC expects the federal funds rate to remain unchanged in the near term, between 5.25% and 5.50% through mid-2024, with federal funds rate cuts starting in mid-2024 in response to the recession.

▪PNC's ability to take certain capital actions, including returning capital to shareholders, is subject to PNC meeting or exceeding minimum capital levels, including a stress capital buffer established by the Federal Reserve Board in connection with the Federal Reserve Board's Comprehensive Capital Analysis and Review (CCAR) process.

▪PNC's regulatory capital ratios in the future will depend on, among other things, the company's financial performance, the scope and terms of final capital regulations then in effect and management actions affecting the composition of PNC's balance sheet. In addition, PNC's ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent at least in part on the development, validation and regulatory review of related models and the reliability of and risks resulting from extensive use of such models.

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PNC Reports Full Year 2023 Net Income of $5.6 Billion, $12.79 Diluted EPS or $14.10 As Adjusted – Page 20
Cautionary Statement Regarding Forward-Looking Information (Continued)

▪Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain employees. These developments could include:
–Changes to laws and regulations, including changes affecting oversight of the financial services industry, changes in the enforcement and interpretation of such laws and regulations, and changes in accounting and reporting standards.
–Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries resulting in monetary losses, costs, or alterations in our business practices, and potentially causing reputational harm to PNC.
–Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.
–Costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

▪Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.

▪Our reputation and business and operating results may be affected by our ability to appropriately meet or address environmental, social or governance targets, goals, commitments or concerns that may arise.

▪We grow our business in part through acquisitions and new strategic initiatives. Risks and uncertainties include those presented by the nature of the business acquired and strategic initiative, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, the integration of the acquired businesses into PNC after closing or any failure to execute strategic or operational plans.

▪Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

▪Business and operating results can also be affected by widespread manmade, natural and other disasters (including severe weather events), health emergencies, dislocations, geopolitical instabilities or events, terrorist activities, system failures or disruptions, security breaches, cyberattacks, international hostilities, or other extraordinary events beyond PNC's control through impacts on the economy and financial markets generally or on us or our counterparties, customers or third-party vendors and service providers specifically.

We provide greater detail regarding these as well as other factors in our 2022 Form 10-K and subsequent Form 10-Qs, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments Notes of the Notes To Consolidated Financial Statements in those reports, and in our other subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in our SEC filings, accessible on the SEC's website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.
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